Exhibit 23.1

中 正 達 會 計 師 事 務 所 有 限 公 司
Centurion ZD CPA Limited
Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.
香 港 紅 磡 德 豐 街 22 號 海 濱 廣 場 二 期 13 樓 1304 室
Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078
Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Jrsis Health Care Corporation

We consent to the inclusion in this Form S-1 to the Registration Statement of Jrsis Health Care Corporation of our report dated April 17, 2018 relating to the financial statements of Jrsis Health Care Corporation which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

Certified Public Accountants

Hong Kong, China

May 7, 2018